UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 28, 2005 (November 22, 2005)

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14330	57-1003983
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4055 Faber Place Drive, Suite 201
North Charleston, South Carolina		29405
(Address of Principal Executive Offices)		(Zip Code)

(843) 329-5151

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 22, 2005, Polymer Group, Inc. (the “Company”) entered into a new $455 million syndicated credit facility (the “Bank Facility”), which includes a (i) Credit Agreement, dated as of November 22, 2005, among the Company, as Borrower, the various lenders referred to therein, Citicorp North America, Inc., as Administrative Agent, Documentation Agent, Collateral Agent and Syndication Agent, and Citigroup Global Markets, Inc., as Sole Lead Arranger and Sole Bookrunner, (ii) Security Agreement, dated as of November 22, 2005, among the Company and certain of its domestic subsidiaries referred to therein, as Grantors, and Citicorp North America, Inc., as Collateral Agent, and (iii) Pledge Agreement, dated as of November 22, 2005, among the Company and certain domestic subsidiaries referred to therein, as Pledgors, and Citicorp North America, Inc., as Collateral Agent.  The new Bank Facility consists of a $410 million senior secured term loan maturing in 2012 and a $45 million revolving credit facility maturing in 2010.  A copy of the press release announcing the Bank Facility is attached hereto as Exhibit 99.1.

The interest rate on the Bank Facility is based on a spread over the London Interbank Offered Rate (LIBOR) of 2.25% - or 1.25% over a defined Alternate Base Rate (ABR) - for both the revolving credit facility and the term loan.  Interest is payable on a quarterly basis.  Principal payments of $1.0 million are due quarterly, beginning in March 2006, on the senior secured term loan.  The Bank Facility contains covenants and events of default customary in financings of this type, including leverage and interest expense coverage covenants.

The proceeds from the Bank Facility were used to fully repay indebtedness outstanding under the Company’s previous senior credit facility.  The obligations under the Bank Facility are secured by certain assets of the Company.

As a result of the refinancing, the Company will incur a non-cash charge in the fourth quarter of fiscal 2005 of approximately $8.9 million related to the writeoff of the unamortized loan acquisition costs on its previous credit facility and will capitalize appropriate costs related to the new Bank Facility.

Item 1.02.  Termination of a Material Definitive Agreement.

On November 22, 2005, the Company repaid the entire outstanding balances on the Term Loan B, the Term Loan C and the revolving credit facility under the Company’s senior secured bank facility.  As a result, effective November 22, 2005, the agreements related to such senior secured bank facility were terminated, including each of the following: (i) Credit Agreement, dated as of April 27, 2004, as amended, among the Company, as Borrower, the various lenders referred to therein, Citicorp North America, Inc., as Administrative Agent, Documentation Agent, First Lien Collateral Agent, Second Lien Collateral Agent and Syndication Agent, and Citigroup Global Markets, Inc., as Sole Lead Arranger and Sole Bookrunner, (ii) Security Agreement, dated as of April 27, 2004, among the Company and certain of its domestic subsidiaries referred to therein, as Grantors, and Citicorp North America, Inc., as First Lien Collateral Agent and Second Lien Collateral Agent, (iii) Pledge Agreement, dated as of April 27, 2004, among the Company and certain domestic subsidiaries referred to therein, as Pledgors, and Citicorp North America, Inc., as First Lien Collateral Agent and Second Lien Collateral Agent, and (iv) Guarantee Agreement, dated as of April 27, 2004, among the Company’s subsidiaries referred to therein and Citicorp North America, Inc., as First Lien Collateral Agent, Second Lien Collateral Agent and Administrative Agent.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

99.1	Press Release dated November 23, 2005 announcing the new Bank Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

/s/ Willis C. Moore, III
Date: November 28, 2005	Willis C. Moore, III
Chief Financial Officer